As filed with the Securities and Exchange Commission on December 16, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Canopy Growth Corporation

(Exact name of registrant as specified in its charter)

Canada	N/A
(Province or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Hershey Drive

Smiths Falls, Ontario K7A 0A8

Canada

(Address of principal executive offices)

Canopy Growth Corporation Amended and Restated Omnibus Incentive Plan

Canopy Growth Corporation Employee Stock Purchase Plan

(Full title of plan)

CT Corporation System

1015 15th Street N.W., Suite 1000

Washington DC 20005

(Name and address of agent for service)

(202) 572-3100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares issuable under the Canopy Growth Corporation Amended and Restated Omnibus Incentive Plan	4,642,485(1)(3)	$26.12(4)	$121,261,708.20	$13,229.65
Common shares issuable under the Canopy Growth Corporation Employee Stock Purchase Plan	200,000(2)(3)	$26.12(4)	$5,224,000.00	$569.94
TOTAL	4,842,485		$126,485,708.20	$13,799.59

(1)

An additional 4,642,485 common shares (the “Common Shares”) of Canopy Growth Corporation (the “Registrant”) not previously registered have been authorized for issuance pursuant to the Registrant’s Amended and Restated Omnibus Incentive Plan (the “Amended and Restated Plan”) and such additional shares are registered hereby. Upon the filing and effectiveness of this Registration Statement on Form S-8, a total of 55,690,057 Common Shares will be registered pursuant to the Amended and Restated Plan.

(2)

An additional 200,000 Common Shares of the Registrant not previously registered have been authorized for issuance pursuant to the Registrant’s Employee Stock Purchase Plan (the “ESPP”) and such additional shares are registered hereby. Upon the filing and effectiveness of this Registration Statement on Form S-8, a total of 600,000 Common Shares will be registered pursuant to the ESPP.

(3)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 shall also cover any additional Common Shares that become issuable under the Amended and Restated Plan or the ESPP by reason of any stock split, stock dividend or similar transaction which results in an increase in the number of Common Shares outstanding.

(4)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high ($26.96) and low ($25.28) sale price of the Common Shares as reported on the Nasdaq Global Select Market on 12/14/2020, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant for the purpose of registering an additional (i) 4,642,485 Common Shares issuable pursuant to the exercise or redemption of awards under the Amended and Restated Plan and (ii) 200,000 Common Shares issuable under the ESPP.

Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 333-229352) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on January 25, 2019 (the “Prior Registration Statement”) relating to the Amended and Restated Plan and the ESPP are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June  1, 2020 (the “2020 Form 10-K”) and related Form 10-K/A filed with the SEC on July 29, 2020;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the SEC on August 10, 2020;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, filed with the SEC on November 9, 2020;

(d)

the Registrant’s Current Reports on Form 8-K filed with the SEC on April 2, 2020, June 30, 2020 (excluding information under Item 7.01), September  11, 2020, September  22, 2020, September  23, 2020 (excluding information under Item 7.01), November  4, 2020 (excluding information under Item 7.01), November 9, 2020 (accepted by the SEC at 20:41:02 on November 6, 2020) and December 10, 2020 (excluding information under Item 7.01); and

(e)	The description of the Common Shares included as Exhibit 4.1 to the 2020 Form 10-K.

In addition, all reports and documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold.

Any statements contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the Common Shares will be passed upon for the Company by LaBarge Weinstein LLP. As of December 16, 2020, one attorney affiliated with LaBarge Weinstein LLP that is participating in this matter owned 6,709 Common Shares.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”) the Registrant may indemnify a director or officer, a former director or officer or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his conduct was lawful. Further, the Registrant may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills conditions (i) and (ii) above. An individual as described above is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, as a matter of right if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything the individual ought to have done, and he fulfills conditions (i) and (ii) above.

In accordance with the CBCA, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided that (i) (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the individual’s conduct was lawful. The by-laws of the Registrant further obligates the Registrant to advance moneys to a director, officer or other individual for the costs, charges and expenses of proceeding referred to above, subject to the repayment of these moneys if the individual does not fulfil the conditions of (i) and (ii) above.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the CBCA.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

Number	Exhibit

4.1	Canopy Growth Corporation Amended and Restated Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2020)

4.2	Canopy Growth Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2020)

5.1	Opinion of LaBarge Weinstein LLP

23.1	Consent of LaBarge Weinstein LLP (filed as part of Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 15, 2020.

CANOPY GROWTH CORPORATION

/s/ David Klein
Name:	David Klein
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Klein and Mike Lee as his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Klein David Klein	Chief Executive Officer (Principal Executive Officer)	December 15, 2020

/s/ Mike Lee Mike Lee	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 16, 2020

/s/ Thomas Stewart Thomas Stewart	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 15, 2020

/s/ Theresa Yanofsky Theresa Yanofsky	Director	December 15, 2020

/s/ William Newlands William Newlands	Director	December 15, 2020

/s/ David Lazzarato David Lazzarato	Director	December 15, 2020

/s/ Judy A. Schmeling Judy A. Schmeling	Director, Chair of the Board	December 15, 2020

/s/ Robert L. Hanson Robert L. Hanson	Director	December 15, 2020

/s/ Jim Sabia Jim Sabia	Director	December 15, 2020

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ Mike Lee	December 16, 2020
Mike Lee – Executive Vice-President & Chief Financial Officer Canopy Growth Corporation
Authorized Representative in the United States